Filed Pursuant to Rule 433

Registration No.# 333-198515

PRICING TERM SHEET

Dated March 7, 2017

THE PRICELINE GROUP INC.
Offering of
€1,000,000,000 aggregate principal amount of
0.800% Senior Notes due 2022

The information in this pricing term sheet supplements The Priceline Group Inc.’s prospectus dated September 8, 2014 (together with the documents incorporated therein by reference, the “Base Prospectus”), and the related preliminary prospectus supplement, dated March 7, 2017 (the “Preliminary Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”), and supersedes the information in the Prospectus to the extent inconsistent with the information in the Prospectus.  In all other respects, this term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement.  Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Issuer:	The Priceline Group Inc.

Trade Date:	March 7, 2017.

Settlement Date:	March 10, 2017.

Maturity date:	March 10, 2022.

Notes:	0.800% Senior Notes due 2022 (the “Notes”).

Aggregate Principal Amount Offered:	€1,000,000,000 aggregate principal amount of Notes.

Reference EUR Midswap:	5-year Mid-Swaps.

Reference EUR Midswap Rate:	0.172%.

Spread to EUR Midswap:	67 basis points.

Reoffer yield:	0.842%.

Price to Public (Issue Price):	99.795% of principal amount.

Government Security:	DBR 2.000% due January 4, 2022.

Government Security Price and Yield:	112.46% / -0.542%.

Spread to Government Security:	138.4 basis points.

Gross Proceeds:	€997,950,000.

Underwriting Commission:	30 basis points.

Net Proceeds to Issuer (before expenses):	€994,950,000.

Annual Interest Rate:	0.800% per annum.

Interest Payment:	Annually on March 10, commencing on March 10,

2018.

Format:	SEC Registered.

Clearing:	There will be a global note deposited with a common depositary for Euroclear or Clearstream.

Listing:	The Priceline Group Inc. intends to apply to list the Notes on the New York Stock Exchange.

Make-Whole Call:

Prior to February 10, 2022, the date that is one month prior to the maturity date of the notes (the “Par Call Date”), callable at the greater of:

(i) 100% of the aggregate principal amount of the Notes to be redeemed; and

(ii) the sum of the present values of the remaining scheduled payments for principal and interest on the notes to be redeemed that would be due if such notes matured on the Par Call Date, not including any portion of the payments of interest accrued as of such redemption date, discounted to such redemption date on an annual basis at the Comparable Government Bond Rate (as defined in the Preliminary Prospectus Supplement), plus 25 basis points, in each case plus accrued and unpaid interest.

Par Call:	On or after the Par Call Date, callable at 100% of the principal amount of the notes (par), plus accrued and unpaid interest thereon to but excluding the date of redemption.

Day Count Fraction:	ACTUAL/ACTUAL (ICMA), following, unadjusted.

Denominations:	€100,000 and any integral multiple of €1,000 in excess thereof.

Stabilization:	FCA/ICMA.

CUSIP Number:	741503 BA3

ISIN Number:	XS1577747782

Joint Active Book-Running Managers:	BNP Paribas Deutsche Bank AG, London Branch HSBC Bank plc

Joint Passive Book-Running Managers:	Goldman, Sachs & Co. Merrill Lynch International Wells Fargo Securities International Limited

Co-Managers	Barclays Bank PLC Standard Chartered Bank

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas at (800) 854-5674, Deutsche Bank AG, London Branch at (800) 503-4611 or HSBC Bank plc at (866) 811-8049.

You should rely on the information contained or incorporated by reference in the Preliminary Prospectus Supplement, as supplemented by this final pricing term sheet, in making an investment decision with respect to the Notes.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of these securities in any state in which such solicitation or sale would be unlawful prior to registration or qualification of these securities under the laws of any such state.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED.  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.